UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

________ February 9, 2015___________________

BIOCUBE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

State or Other Jurisdiction of Incorporation

333-137920     20-3547389

(Commission File Number)

(IRS Employer Identification Number)

1531 Smithtown Avenue

Bohemia, NY 11716

(Address of principal executive offices, zip code)

888-827-7901

Registrant’s telephone number, including area code

__________________________10 Blackledge Ct. Closter NJ 07624________________________

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e 4(c) under the Exchange Act (17 CFR 240.13e 4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

On February 9, 2015 the Board of Directors ratified, confirmed and approved the entry into a consulting agreement (the “Consulting Agreement”) with JEC Consulting Associates, LLC (“JEC”). Pursuant to the Consulting Agreement, JEC shall provide certain requested business, advisory, strategic and administrative services to the Company. In exchange for JEC’s services to the Company, JEC shall receive a monthly retainer of $10,500, or $126,000 annually. During the first six (6) months of the Consulting Agreement, the Company may pay JEC in the form of non-interest bearing notes convertible into the common stock of the Company at $0.0162 per share. In addition, the Company granted JEC 750,000 shares of the Company’s common stock upon the execution of the Consulting Agreement.

JAN E. CHASON became a member of the Board of the Company on February 9, 2015.  Mr. Chason has been a member of the Board of several public companies, currently including MasterBeat Corporation.  Since January 2012, he has served as the Chief Financial Officer of a privately-owned marketing agency that specializes in representing high-profile culinary personalities and brands and in addition through Mr. Chason’s consulting firm he provides financial advisory services to several entrepreneurial companies.  Mr. Chason served as the Chief Financial Officer or in other senior financial roles for many public companies since 1994 including Spring Creek Healthcare Systems, Inc., United Health Products, Inc., Halcyon Jets Holdings, Inc., Ckrush Inc., Majesco Entertainment Company; Clear Channel Broadcasting, SFX Entertainment, Inc., The Marquee Group, Inc. and Triathlon Broadcasting, Inc.  Mr. Chason was also formerly a partner at Ernst & Young.  Mr. Chason, 69, is a certified public accountant and has a Bachelor of Business Administration from City College of New York.

The above description of the Consulting Agreement is intended as a summary only and is qualified in its entirety by the terms and conditions set forth therein, and may not contain all information that is of interest to the reader. For further information regarding the terms and conditions of the Consulting Agreement, this reference is made to such agreement, which is filed hereto as Exhibit 10.1, and is incorporated herein by this reference.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of New Director

On February 9, 2015 the Board of Directors elected Jan E. Chason as a director of the Company. Mr. Chason for a term of one year. As compensation for his services, Mr. Chason will receive the following:

(i)

Options to acquire 250,000 shares of the Company’s common stock at an exercise price of $0.0162 that shall immediately vest and have a term of five (5) years from issuance and shall be exercisable on a cashless basis;

(ii)

$1,500 for each meeting attended in person, including the Annual Meeting of the Shareholders, if on a day other than a scheduled meeting of the Board of Directors;

(iii)

$500 for attendance at a telephonic meeting of the Board of Directors; and

(iv)

A maximum of $1,500 per meeting to cover expenses related to the attendance at Board and/or committee meetings, or actual cost after submitting expense reports, if greater. If international travel is required, first class airfare will be allowed.

(e) Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed on November 14, 2014, Mr. Paul Lisak was appointed as the Company’s Chairman and CEO. Since that date, Mr. Lisak has served without a compensation arrangement. On February 9, 2015 the Company entered into an Executive Employment Agreement (“EEA”) with Mr. Lisak, whereby in exchange for his services as Chairman and CEO, the Company shall pay Mr. Lisak One Hundred and Fifty Thousand Dollars ($150,000). For successive terms, Mr. Lisak’s base salary shall be increased by an amount equal to not less than Ten Percent (10%) times the base salary then in effect, plus any additional amount determined by the Compensation Committee of the Company’s Board of Directors. In addition, Mr. Lisak shall be eligible for an annual bonus in the discretion of the Company’s Board of Directors.

The above description of the Executive Employment Agreement is intended as a summary only and is qualified in its entirety by the terms and conditions set forth therein, and may not contain all information that is of interest to the reader. For further information regarding the terms and conditions of the Executive Employment Agreement, this reference is made to such agreement, which is filed hereto as Exhibit 10.2, and is incorporated herein by this reference.

ITEM 9.01.

Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1	Consulting Agreement by and between the Company and JEC Consulting Associates, LLC, dated February 9, 2015.
10.2	Executive Employment Agreement by and between the Company and Paul Lisak, dated February 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOCUBE, INC.

Date: February 18, 2015

/s/ Paul Lisak

Paul Lisak

Chief Executive and Financial Officer